Exhibit 99.1

For Information Contact:
Doug Kelsall	Kristi Emerson
President and Chief Operating Officer	Public Relations Manager
303.873.3897	303.873.3788
dougk@ecollege.com	kristie@ecollege.com

eCollege(SM) Announces Record Quarterly Revenue of $15.2 Million

Company Achieves Fourth Quarter EPS of $0.02 and Pro Forma EPS of $0.05

DENVER – February 18, 2004 – eCollege(SM) [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education market , today announced it achieved record revenue of $15.2 million for the fourth quarter of 2003, up from $6.3 million for the fourth quarter of 2002. eCollege’s fourth quarter results include two months of revenue, totaling $7.7 million, from the Company’s Enrollment Division, Datamark, Inc., which was acquired on October 31, 2003.

"We are successfully implementing the Datamark integration plans, and are very pleased with the results the acquisition had on our fourth quarter and year-end financials," said Oakleigh Thorne, chairman and CEO of eCollege. "Both our eLearning Division and Enrollment Division are showing significant growth as we continue to deliver high-value-added, information service solutions to the post-secondary education market."

Net income for the fourth quarter of 2003 was $400 thousand ($0.02 per share, calculated on an average of 21.8 million fully-diluted shares), compared to a net loss for the fourth quarter of 2002 of $600 thousand ($0.04 per share, calculated on an average of 16.4 million shares).

The Company’s fourth quarter EBITDA(1) (Earnings Before Interest, Taxes, Depreciation and Amortization) adjusted for non-cash stock-based compensation expense (Adjusted EBITDA(1) ) was $3.0 million, compared to Adjusted EBITDA of $400 thousand for the same period of 2002.

The Company believes investors should consider pro forma financial information for the fourth quarter, which reflects adjustments to include Datamark’s results for the full quarter and exclude non-recurring charges specifically associated with the Datamark acquisition, as a meaningful basis for comparison with future quarterly results. Differences between actual and pro forma amounts are further explained in the financial table that accompanies this release.  After adjustments to include Datamark’s results for the entire fourth quarter, pro forma fourth quarter revenue was $19.7 million, an increase of 215 percent over eCollege’s actual results in the fourth quarter of 2002. This pro forma revenue is also an increase of 28 percent over pro forma fourth quarter 2002 revenue of $15.4 million, which includes $9.1 million of revenue from Datamark. eCollege incurred non-recurring expenses of approximately $700 thousand specifically associated with the Datamark acquisition during the fourth quarter. Excluding these specific acquisition-related expenses, pro forma income from operations was $2.3 million, and pro forma net income was $1.1 million or $0.05 per share. Pro forma Adjusted EBITDA was $4.0 million for the quarter ending December 31, 2003.

Revenue for the year, as presented on a generally accepted accounting principle (GAAP) basis, increased 56 percent to $36.9 million, from $23.7 million in 2002. Student fees increased 38 percent year over year to $25.0 million and represented 86 percent of the Company’s eLearning Division’s total revenue for the year ended December 31, 2003. Net income was $900 thousand ($0.05 per share, calculated on an average of 19.0 million shares) for the year ended December 31, 2003, compared to a net loss of $4.9 million ($0.30 per share, calculated on an average of 16.3 million shares) for the year ended December 31, 2002. The Company’s Adjusted EBITDA improved to $6.3 million in 2003 compared to a negative $300 thousand for 2002.

eCollege’s pro forma revenue of $72.4 million for 2003 was an increase of 206 percent over the Company’s actual revenue in 2002. This pro forma revenue is also an increase of 29 percent over its pro forma 2002 revenue of $56.2 million, which includes $32.5 million of revenue from Datamark. Pro forma income from operations was $5.1 million for the year ended December 31, 2003, and pro forma Adjusted EBITDA was $11.8 million, excluding the non-recurring acquisition-related expenses previously noted.

On December 31, 2003, total assets were $102.0 million, including $16.0 million of cash and cash equivalents. The Company also had $27.6 million of long-term debt, and $10.4 million of current debt including $9.4 million outstanding under its line of credit, and stockholders’ equity totaling $50.4 million.

Consistent with previous guidance for the year, highlights of the Company’s first quarter 2004 financial plan are as follows:

•
It expects revenue to range from $18.7 to $19.1 million. It expects approximately 60 percent of first quarter revenue to come from its Enrollment Division, and approximately 40 percent of first quarter revenue to come from its eLearning Division.

•
It expects income from operations to range from $1.6 to $1.8 million. The Company expects operating expenses to increase over the fourth quarter pro forma results by $600 to $800 thousand as it expands its development capabilities and invests in additional resources to support the expected growth of its Enrollment Division.

•		It expects net income to range from $400 to $600 thousand, resulting in an EPS of $0.02 to $0.03.
•		It expects non-cash charges of $2.0 to $2.2 million, including:
	o	Stock-based compensation, amortization of identifiable intangible assets, and non-cash interest expense of approximately $1.1 to $1.3 million.
	o	Depreciation, including amortization of capitalized software, of approximately $900 thousand.
•		It expects Adjusted EBITDA to range from $3.3 to $3.5 million, after adding back $900 thousand to $1.0 million in cash interest expense.

The following are highlights from eCollege’s fourth quarter:

•
eCollege completed its acquisition of Datamark, Inc., the nation’s leading outsource provider of comprehensive enrollment marketing services to the proprietary post-secondary school market, on October 31, 2003. eCollege has retained Datamark’s key executives, and expects Datamark’s corporate headquarters to remain in Salt Lake City, where it will be managed as a separate operating division under its existing leadership.

•
For the 2003 fall academic term, which impacts both the third quarter and fourth quarter, the total number of student enrollments supported by the eLearning Division was approximately 289,000, compared to approximately 157,000 enrollments for the 2002 fall term. Approximately 119,000 of these enrollments represent distance students, up from approximately 80,000 distance students in the fall term of 2002.

•
Datamark’s current interactive products, which were introduced in 2002, have demonstrated strong growth. Revenue from these products increased 339 percent to $1.3 million in the fourth quarter of 2003, up from $300 thousand in the fourth quarter of 2002, and comprised 11 percent of Datamark’s total fourth quarter 2003 revenue.

•
eCollege adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," using the prospective method for the year ended December 31, 2003. eCollege incurred $400 and $700 thousand of non-cash expense related to its stock-based compensation awards in the three and twelve months ended December 31, 2003, respectively.

•
eCollege announced several key executive promotions, appointing Doug Kelsall to president and chief operating officer of eCollege; Arthur Benjamin, in addition to his role as chairman and CEO of Datamark, to executive vice president of eCollege; Matthew Schnittman to executive vice president and general manager of the eLearning Division; and Mark Resmer to chief technology officer and Bob Haimes to senior vice president of strategy, both at the corporate level.

Conference Call

eCollege will hold a conference call to discuss its 2003 fourth quarter and year end financial results at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) on February 18, 2004. Interested parties can listen to the live conference call Webcast by going to the Investor Relations section of eCollege’s Web site at www.eCollege.com and clicking on the "Live Webcast" link. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

For those unable to listen at the designated time, the archived Webcast will be available on eCollege’s Web site for the next 12 months. A conference call replay will also be available from approximately 5:30 p.m. Mountain time (7:30 p.m. Eastern time) on February 18, 2004 until 5:30 p.m. Mountain time (7:30 p.m. Eastern time) on February 25, 2004. To listen to the replay, participants in the U.S. and Canada should dial 800-642-1687, and international participants should dial 706-645-9291. The conference ID for the replay is 5146435.

About eCollege
eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education markets. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts, and state departments of education. eCollege was founded in 1996 and is headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com .

This news release contains statements that are not historical in nature and that may be characterized as "forward-looking statements" within the meaning of the securities laws. Examples of these forward-looking statements include statements about expected future revenue, expenses, operating income, net income, non-cash charges, EBITDA, Adjusted EBITDA, cash and cash equivalents, profitability and any other statements that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: the difficulty in predicting future growth due to the undeveloped and rapidly changing market for our products and services; we operate in a highly competitive market; a significant portion of our revenue is generated from a relatively small number of customers; the market for online learning in higher education is in an early stage and may not continue to develop; the possibility that we may not be able to achieve continued growth or profitability, or maintain current levels of revenue; our customers’ ability to continue to build and grow their online programs; substantial competition, including pricing competition, in the online education and enrollment and retentions services markets; the ability of the Company to retain key executives at eCollege and Datamark; our lengthy sales cycle; our network infrastructure and computer systems failing; the vulnerability of our network to security risks; technological developments, emerging industry standards and government regulations, and customer requirements, which continually require us to improve our software and services ; the possibility that we many not be able to raise additional capital on acceptable terms; the use in these estimates of preliminary allocations of the assets acquired and liabilities assumed from Datamark and the possibility that the Datamark operations could be disruptive to our existing business, may not be successfully integrated, and may not live up to financial or business expectations and the additional debt incurred increases our leverage and fixed debt service obligations; and such other factors as are discussed in our most recent Form 10-Q Quarterly Report filed with the U.S. Securities and Exchange Commission ("SEC"), which you are encouraged to review in connection with this release. We believe that these forward-looking statements are reasonable, however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

eCollege is a service mark of eCollege. All other trademarks or registered trademarks are the property of their respective owners.

(1)
EBITDA and Adjusted EBITDA are not generally accepted accounting principle, or "GAAP," measures. However, management believes, based on feedback from investors, analysts and other users of the Company’s financial information, that Adjusted EBITDA is an appropriate measure of evaluating the operating performance of the Company at this stage in its life cycle because Adjusted EBITDA is an indication of the resources available for strategic opportunities and is used by many investors to assess the Company’s profitability from current operations. Further, as a result of the Company’s recent acquisition of Datamark, and the borrowings that were made to facilitate this transaction, Adjusted EBITDA has been defined by the Company’s lenders as an important metric, and is used in the Company’s debt compliance covenants. However, this measure should be considered in addition to, not as a substitute for or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles. Because Adjusted EBITDA is used by some investors, analysts and other users of the Company’s financial information as a performance measure, Adjusted EBITDA is reconciled herein to net income.

# # #

eCollege
Condensed Statements of Operations
Unaudited
(in thousands, except per share data)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2003	2003	2002	2003	2003	2002

	(2) Pro forma			(2) Pro forma
eLearning	$7,512	$7,512	$6,252	$29,135	$29,135	$23,692
Enrollment Marketing	12,203	7,725	--	43,311	7,725	--

Total Revenue	19,715	15,237	6,252	72,446	36,860	23,692

Cost of Revenue	10,484	7,600	3,079	38,282	16,058	11,663

Gross Profit	9,231	7,637	3,173	34,164	20,802	12,029

Research and Development	1,362	1,362	1,383	5,572	5,572	5,658
Sales and Marketing	2,544	1,944	1,165	10,983	5,792	5,339
General and Administrative	2,662	2,532	1,252	10,966	7,093	5,895
Amortization of Intangible Assets	373	249	--	1,492	249	--

Total Operating Costs and Expenses	6,942	6,087	3,800	29,013	18,706	16,892

Income (Loss) from Operations	2,289	1,550	(627)	5,149	2,096	(4,863)
Interest and Other Income (Expense)	(1,209)	(1,118)	(15)	(5,081)	(1,154)	(58)

Net Income (Loss)	$1,080	$432	$(642)	$68	$942	$(4,921)

Basic and Diluted Net Income (Loss) per Share	$.05	$.02	$(0.04)	$.00	$.05	$(0.30)

Shares Used in Computing Basic Net Income (Loss) per Share	20,060	19,984	16,381	19,773	17,758	16,329
Shares Used in Computing Diluted Net Income (Loss) per Share	21,896	21,820	16,381	21,033	19,018	16,329

Reconciliation of Adjusted EBITDA to Net Income (Loss): (1)
Net Income (Loss)	$1,080	$432	$(642)	$68	$942	$(4,921)
Adjustments for Non-Cash Charges:
Stock-based Compensation Expense	460	373	12	1,536	655	153
Amortization of Identified Intangibles	373	249	--	1,492	249	--
Non-cash Interest Expense	301	487	--	1,112	487	--

Adjusted Net Income (Loss)	2,214	1,541	(630)	4,208	2,333	(4,768)
Depreciation	513	471	696	2,529	1,996	3,205
Amortization of Capitalized Software	314	314	314	1,255	1,255	1,254
Cash Interest (Income)/Expense, Net	936	631	15	3,781	667	58
Taxes on Income	--	--	--	--	--	--

Adjusted Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (1)	$3,977	$2,957	$395	$11,773	$6,251	$(251)

(2)
Pro forma information assumes that the Datamark acquisition occurred on January 1, 2002 and excludes approximately $700 thousand of non-recurring charges which were specifically incurred during the fourth quarter due to the Datamark acquisition ($350 thousand of general and administrative costs and $350 thousand of foregone debt issuance costs recognized as interest expense). Datamark’s results for October, 2003 included in the pro forma information that were not included in the actual results for the three months ended December 31, 2003 are as follows: $4.5 million of revenue, $2.9 million of costs of revenue, $600 thousand of sales and marketing expense, $500 thousand of general and administrative expense, $100 thousand of amortization of intangible assets, and $400 thousand of interest expense. Datamark’s results for January through October, 2003 included in the pro forma information that were not included in the actual results for the twelve months ended December 31, 2003 are as follows: $35.6 million of revenue, $22.2 million of costs of revenue, $5.2 million of sales and marketing expense, $4.2 million of general and administrative expense, $1.2 million of amortization of intangible assets, $200 thousand of other non-operating expenses, and $4.1 million of interest expense.

The unaudited pro forma results are presented for illustrative purposes only and are not necessarily indicative of the consolidated results of operations, net income or Adjusted EBITDA that would have been reported had the acquisition actually occurred on January 1, 2003, nor do they represent a forecast of the consolidated results of operations net income or Adjusted EBITDA for any future period.

eCollege Condensed Balance Sheets Unaudited (in thousands)

	December 31, 2003	December 31, 2002

Current Assets:
Cash and Cash Equivalents	$15,974	$13,633
Accounts Receivable and Other Current Assets	11,694	3,863
Total Current Assets	27,668	17,496

Property and Equipment (Net), Software Development Costs (Net) and Other Assets	6,037	5,071
Identified Intangible Assets	11,851	--
Goodwill	56,467	--
Total Assets	$102,023	$22,567

Current Liabilities:
Accounts Payable and Accrued Liabilities	$10,368	$3,685
Deferred Revenue and Customer Advances	2,498	3,113
Line of Credit	9,365	2,938
Current portion of Long Term Debt	1,000	1,136
Total Current Liabilities	23,231	10,872

Deferred Revenue	97	65
Other Liabilities	677	520
Long-Term Debt ($22 million face value)	18,714	706
Seller Notes Payable ($12 million face value)	8,871	--

Total Liabilities	51,590	12,163

Common Stock and Additional Paid In Capital, less Treasury Stock	121,547	85,577
Warrants, Options and Deferred Compensation (Net)	6,351	3,234
Accumulated Deficit	(77,465)	(78,407)

Total Shareholders’ Equity	50,433	10,404

Total Liabilities and Shareholders’ Equity	$102,023	$22,567

eCollege Condensed Statement of Cash Flow Unaudited (in thousands)
	For the Three Months Ended		For the Three Months Ended
	December 31		December 31
	2003	2002	2003	2002

Cash Flows from Operating Activities:
Net Income (Loss)	$432	$(642)	$942	$(4,921)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities-
Depreciation	471	696	1,996	3,205
Amortization of Capitalized Software	314	314	1,255	1,255
Amortization of Intangible Assets	249	--	249	--
Stock-Based Compensation	373	12	655	153
Other (Net)	141	(2)	162	75
Change in-
Accounts Receivable and Accrued Revenue Receivable	838	1,528	(310)	(1,085)
Accounts Payable and Accrued Liabilities	(1,067)	--	(1,221)	--
Deferred Revenue	(2,076)	(1,490)	(1,335)	80
Other Changes in Assets and Liabilities (Net)	9	265	(286)	(931)

Net Cash Provided by (Used in) Operating Activities	(316)	681	2,107	(2,169)

Cash Flows from Investing Activites:
Purchases of Property and Equipment	(617)	(194)	(1,264)	(1,638)
Datamark Acquisition	(57,980)	--	(58,222)	--
Other (Net)	--	4	7	13
Net Cash Used in Investing Activities	(58,597)	(190)	(59,479)	(1,625)

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock	1,351	141	33,962	313
Stock Issuance Costs	(17)	--	(1,750)	--
Proceeds and Payments from (on) Lease Line of Credit (Net)	--	(106)	124	50
Proceeds and Payments from (on) Term Loan (Net)	1,098	--	950	--
Proceeds and Payments from (on) Line of Credit (Net)	9,365	--	6,427	438
Proceeds from Senior Subordinated Notes	20,000	--	20,000	--
Net Cash Provided by Financing Activities	31,797	35	59,713	801

Net (Decrease) Increase in Cash and Cash Equivalents	(27,116)	526	2,341	(2,993)
Cash and Cash Equivalents, Beginning of Period	43,090	13,107	13,633	16,626

Cash and Cash Equivalents, End of Period	$15,974	$13,633	$15,974	$13,633